EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Digirad Corporation
Poway, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-203785) and Form S-8 (Nos. 333-228214, 333-196562, 333-175986, and 333-116345) of Digirad Corporation of our report dated March 9, 2020, relating to the consolidated financial statements, which appears in this Form 10-K.
/s/ BDO USA, LLP
San Diego, California
March 9, 2020